UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2024

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39218	16-0977505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11311 Concept Blvd

Largo, FL 33773

(Address of principal executive offices, including zip code)

(727) 392-6464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CNMD	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pat Beyer Promotion to Chief Operating Officer

Pat Beyer, President of International and Global Orthopedics, has been promoted to the newly created role of Chief Operating Officer of CONMED Corporation (the “Company”), effective on April 24, 2024. In this role, Mr. Beyer will take on additional responsibility for leading the Company’s commercial businesses, as well as Operations, Distribution, Regulatory Affairs / Quality Assurance, and Customer Excellence.

The provisions of Mr. Beyer’s existing Service Agreement remain in full force and effect subject to the following changes pursuant to Amendment Number 1 of Mr. Beyer’s Service Agreement (the “Amendment”):

•	Mr. Beyer will be paid salary of £478,225 per annum (“Base Salary”).

•	Mr. Beyer’s target award opportunity under the Company’s short-term incentive program will be 80% of Base Salary.

•

In connection with his promotion, Mr. Beyer will receive a one-time equity award grant with a target value of $800,000. The grant value will be split 75% in options and 25% in performance share units (“PSUs”), which will be subject to the terms set forth in the applicable award agreement.

•	Mr. Beyer will be entitled to certain tax equalization benefits.

The Amendment with Mr. Beyer is attached as Exhibit 10.1 and is incorporated herein by reference. The above descriptions are qualified in their entirety by reference to the terms of the Amendment, attached hereto as Exhibit 10.1.

Heather Cohen Transition to Special Advisor

Heather L. Cohen, Executive Vice President and Chief Human Resources and Legal Officer, has transitioned to a Special Advisor role with the Company commencing on April 20, 2024 and will serve as Special Advisor to the Company for the period April 20, 2024 through April 19, 2025.

Pursuant to a letter agreement (the “Letter Agreement”) between the Company and Ms. Cohen, in exchange for her agreement to provide advisory services, Ms. Cohen will receive the following compensation for the period of April 20, 2024 through April 19, 2025:

•	Ms. Cohen will be paid salary of $668,226.50 in regular payroll installments and subject to applicable taxes and withholding.

•

Ms. Cohen will be eligible to continue to participate in the benefit plans for which Ms. Cohen has been eligible including, without limitation, participation in the Benefits Restoration Plan, the 401(k) Plan, and health and welfare benefits.

In addition, subject to certain preconditions and satisfaction of her obligations set forth in the Letter Agreement, including a cooperation agreement, on April 20, 2026, Ms. Cohen will receive an additional payment of $334,113.25, which will also be subject to clawback in the event of a cooperation failure or recoupment outcome (each as defined in the Letter Agreement)

Ms. Cohen’s receipt of these payments and benefits, as well as the equity award treatment described in the following paragraph, is subject to her execution and non-revocation of a release of claims in favor of the Company, including any claims under the Company’s Executive Management Severance Plan and Severance Plan, and her cooperation and other agreements set forth in the Letter Agreement.

Ms. Cohen will remain subject to a non-competition restriction and non-solicitation obligations for one year following the termination of her service, as well as customary indefinite confidentiality and non-disparagement obligations. In addition, subject to Ms. Cohen’s continued service and compliance with the release requirement described above, equity awards previously granted to Ms. Cohen will vest in accordance with the vesting schedules established in the original equity awards through April 19, 2025 and will be subject to clawback or repayment in the event of a cooperation failure or recoupment outcome (each as defined in the Letter Agreement). Any equity awards with vesting dates scheduled to occur after April 15, 2025 will be cancelled and forfeited. In the event of Ms. Cohen’s death, or disability prior to April 19, 2025, the salary and payments for her service as an advisor that would otherwise have been payable through April 19, 2025 (and were not paid) shall become immediately due and payable, subject to execution of a supplemental release.

The Letter Agreement with Ms. Cohen is attached as Exhibit 10.2 and is incorporated herein by reference. The above descriptions are qualified in their entirety by reference to the terms of the Letter Agreement, attached hereto as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Amendment Number 1 to Service Agreement, by and between CONMED U.K. Limited and Pat Beyer, dated April 24, 2024

10.2	Letter Agreement, by and between CONMED and Heather Cohen, dated April 19, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONMED CORPORATION (Registrant)

By:	/s/ Curt R. Hartman
Name:	Curt R. Hartman
Title:	President and Chief Executive Officer

Date: April 24, 2024